Code of Ethics

Dated

March 31, 2012

6001 Shady Oak Road, Suite 200, Minnetonka, MN 55343

Table of Contents

I. Preamble	3

II. Statement of General Principles	3

III. Scope of the Code	4

III.1 Persons Covered by the Code	4
III.2 Securities Covered by the Code	5
III.3 Accounts Covered by the Code	5

IV. Personal Securities Transactions	6

IV.1 Policy	6
IV.1.2 Pre-Clearance Procedure	6
IV.1.3 Prohibited Transactions	6
IV.1.4 The Watch List	7
IV.1.5 The Restricted List	8

V. Reporting Requirements	8

V.1 Reporting Violations	9
V.2 Review of Reports and Pre-Clearance Forms	9
V.3 Sanctions	9
V.4 Retention of Records	9

VI. Code of Conduct	9

VI.1 Conflicts of Interest	10
VI.2 Compliance with Legal and Regulatory Requirements	10
VI.3 Confidentiality	10
VI.4 Insider Trading	10
VI.4.1 Definition of Insider Trading	11
VI.4.2 Prohibition against Misuse of Material Non-Public Information	11
VI.4.3 Who is an Insider?	11
VI.4.4 What is Material Information?	11
VI.4.5 What is Non-public Information?	12
VI.4.6 Examples of Insider Trading	12
VI.4.7 Disciplinary Action and Penalties for Insider Trading	12
VI.4.8 Compliance Procedures	12
VI.5 Gifts and Business Entertainment	14
VI.5.1 Policy	14
VI.5.2 Procedures	14
VI.5.3 Other Provisions Regarding Gifts and Business Entertainment	15
VI.6 Political Contributions	15
VI.6.1 Policy	15
VI.6.2 Pre-Clearance Procedure	15
VI.6.3 Other Provisions Regarding Political Contributions	15
VI.7 Communications with the Public	16
VI.8 Service on a Board	16
VI.9 Outside Business Activities	16

Appendices	17

I. Preamble

This Code of Ethics (the “Code”) was adopted to effectuate the purposes and objectives of Sections 204A, 204A-1, 204-2 and 206 of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (the “Company Act”). Section 204A requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, non-public information by investment advisers. Rule 204A-1 of the Advisers Act requires all investment advisers to adopt a written Code of Ethics that must include the following items at a minimum:

(1)	Standards of business conduct that the Firm requires of its supervised persons (“Supervised Persons”) which must reflect the fiduciary obligations of the Firm and its Supervised Persons;

(2)	A requirement that the Firm and its Supervised Persons comply with federal securities laws;

(3)	Personal trading policies and procedures, including requirements that access persons (“Access Persons”) report personal securities transactions and holdings to the Firm and the Firm review them;

(4)	A requirement that Supervised Persons report any violations of the Code promptly to the Chief Compliance Officer (“CCO”) or to another person designated in the Code (“Compliance Designee”); and

(5)	A requirement that the Firm provide its Supervised Persons with a copy of the Code and any amendments thereto and that Supervised Persons provide written acknowledgement of receipt.

Rule 204-2 of the Advisers Act imposes record keeping requirements with respect to investment advisers’

Code of Ethics and personal securities transactions of certain persons employed by investment advisers. Section 206 of the Advisers Act makes it unlawful for any investment adviser, by use of the mails or any means or instrumentality of interstate commerce, directly or indirectly to:

(1)	Employ any device, scheme, or artifice to defraud any client or prospective client;

(2)	Engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client;

(3)	Act as principal for his or her own account, knowingly sell or purchase any security for a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction; or

(4)	Engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative.

Review of and Amendments to the Code

The CCO will be responsible for reviewing this Code periodically, but not less than annually, and making amendments as needed. As an investment adviser to mutual funds, the Firm’s Code must be approved by the mutual fund’s governing board.

For any mutual fund to which the Firm provides investment advisory services, the Firm will submit a copy of the Code for approval by the mutual fund’s governing board:

1.	Initially, before it is retained as an investment adviser to the mutual fund; and

2.	With each material change, no later than six months after adoption of the change.

II. Statement of General Principles

The Firm is dedicated to providing effective and professional investment advisory services to its clients and depends upon a high level of public and client confidence for its success. That confidence can be maintained only if the Firm’s

Supervised Persons observe the highest standards of ethical behavior in the performance of their duties. The Firm has the obligation to exercise its authority for the benefit of its clients, to place the interest of its clients before its own and to refrain from having outside interests that conflict with the interests of its clients. The Firm and its Supervised Persons must avoid any circumstances that might adversely affect or appear to affect the Firm’s duty of complete loyalty to clients.

While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might rise, this Code is designed to set forth the Firm’s policy regarding Supervised Persons’ conduct in those situations in which conflicts are most likely to develop. Supervised Persons should keep in mind the following fundamental fiduciary principles that govern their activities:

1.	The interests of the clients must come first. The Firm must scrupulously avoid serving its own interests ahead of those of its clients when making any decision relating to personal investments;

2.	Supervised Persons must not take inappropriate advantage of their positions;

3.	Information concerning clients’ investments must be kept confidential; and

4.	Supervised Persons responsible for providing investment advice to clients must always provide professional investment advice based upon unbiased independent judgment.

These principles govern all conduct by Supervised Persons whether or not such conduct is covered by specific procedures. Failure to comply with these general principles may result in disciplinary action including, but not limited to, termination of employment.

III. Scope of the Code

III.1 Persons Covered by the Code

The Code applies to the Firm’s Supervised Persons. Supervised Persons are defined in Section 202(a)(25) of the Advisers Act as:

•	Directors, officers, and general partners of the Firm (or other persons occupying a similar status or performing similar functions);

•	Employees; and

•	Any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control.

Access Persons

Access Persons are a separate category of Supervised Persons who are subject to personal securities transaction policies, procedures and reporting requirements. An Access Person is defined as any of the Firm’s Supervised Persons:

•	Who has access to non-public information regarding clients’ securities transactions or the portfolio holdings of any fund the Firm or its control affiliates manage; or

•	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public.

All employees are considered Supervised Persons and Access Persons of the Firm. The CCO or his Compliance Designee will maintain a list of all Access Persons and Supervised Persons.

Access Persons of a Fund

Access Persons of a Fund are defined by Rule 17j-1 of the Company Act as:

•

A director, officer, general partner or employee of the Firm (or a company in a control relationship to the Fund or the Firm) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of covered securities (“Covered Securities”) (see definition in next section) by the Fund or whose functions relate to the investment recommendations with respect to such purchases or sales; and

•

Any natural person in a control relationship to the Fund or the Firm who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

The CCO will maintain a list of all Access Persons of a Fund. This list includes Supervised Persons of the Firm and may include affiliates of the Firm who may have access to information regarding Fund investments.

All directors and officers of the Firm-managed mutual funds (“The Roxbury Funds”) that are not Supervised Persons of the Firm are not covered by this Code. They are covered by The Roxbury Funds’ Code of Ethics which is administered by The Roxbury Funds’ Chief Compliance Officer.

III.2 Securities Covered by the Code

A Covered Security includes exchange traded funds as well as any instrument that is considered a security as defined by Section 2(a) (36) of the Advisers Act with the exception of the following:

•	Direct obligations of the U.S. Government (e.g. treasury securities);

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality, short-term debt obligations, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares of open-end mutual funds that are not advised or sub-advised by the Firm or its affiliates[1]; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Firm or its affiliates[2].

III.3 Accounts Covered by the Code

Beneficial Ownership Account

A “Beneficial Ownership Account” is an account in which the Access Person has a beneficial ownership interest as that term is defined in Rule 16a-1(a) (2) of the Securities Exchange Act of 1934. See Appendix A for a copy of the Rule.

Client Account

A “Client Account” is an account that meets all of the following requirements:

•	The client has signed an investment advisory agreement with the Firm; and

•	The account is not owned by a person related to an Access Person.

Access Person-Related Account

An “Access Person-Related Account” refers to an account, except an Access Person Client Account, for any of the following persons:

•	The Access Person;

•	The Access Person’s spouse;

•	The Access Person’s minor child or children;

•	Any other relative of the Access Person or his or her spouse, sharing the same home as the Access Person;

•	Any entity or individual for which/whom the Access Person acts as trustee, executor or agent; or

•

Any other account for which the Access Person has discretionary authority to trade except a Client Account or an Access Person Client Account. For example, if an Access Person has authority to place a trade for a parent’s account and the account is not an Access Person Client Account, such an account would be an Access Person-Related Account and the Code would apply to all transactions in such an account.

Access Person Client Account

“Access Person Client Account” is an account that meets all of the following requirements:

•	The account is owned by an Access Person or a person related to the Access Person;

•	The account is managed and traded by an Access Person who is not related to the owner of the account;

•	The account has signed an investment advisory agreement with the Firm; and

•	The account has been approved as an Access Person Client Account by the CCO.

[1]	An affiliate-managed mutual fund is considered a “Covered Security” when the CCO deems that the Firm’s Supervised Persons have access to non-public information about the fund.
[2]	A complete list of the Firm’s affiliates is provided on the Firm’s Form ADV.

IV. Personal Securities Transactions

It is the Firm’s policy not to permit its Access Persons or their immediate family members to benefit from trades executed for its clients at the expense of its clients. However, the Firm does allow Access Persons and their immediate family members to own and transact securities in which the Firm transacts for client accounts subject to the rules contained herein. The Firm believes such a policy creates a commonality of interest between its clients and its Access Persons.

IV.1 Policy

The Firm requires that all Access Persons strictly comply with the following policies and procedures regarding personal securities transactions. Exceptions to the procedures require the written pre-approval of the CCO. Access Persons found to be out of compliance are subject to disciplinary action including, but not limited to, termination of employment. If the Firm becomes aware of material, non-public information about the issuer of underlying securities, Access Persons may find themselves “frozen” in a position in a derivative security. Should this occur, the Firm will not bear any losses resulting in an Access Person-Related Account or Beneficial Owner Account due to the implementation of this Policy.

IV.1.2 Pre-Clearance Procedure

An Access Person may acquire a direct or indirect beneficial ownership interest in Covered Securities only if the Access Person obtains the prior written approval of the CCO or his Compliance Designee. The Firm’s pre-clearance request form is attached as Exhibit G to this Code.

Exceptions to the Pre-Clearance Requirement

Securities not included in the definition of a Covered Security (as discussed in Section III.2 of this Code) are not subject to the pre-clearance requirement. Because certain types of Covered Securities do not present the opportunity for the type of improper trading activities this Code is designed to prevent, the following transactions in Covered Securities are excluded from the pre-clearance requirement:

1.	Transactions resulting from automatic dividend reinvestment plans or other automatic investment plans;

2.	Securities acquired through corporate distributions applicable to all holders of the same class of security (e.g. stock dividends);

3.	Purchases affected upon exercise of rights issued pro rata to all holders of a class of its securities, to the extent such rights are acquired from such issuer;

4.	Non-discretionary transactions affected for which the Access Person has no direct or indirect influence or control (i.e. managed accounts).

IV.1.3 Prohibited Transactions

No Access Person-Related Account shall:

1.	Purchase or sell any Covered Security without the prior written approval of the CCO or his Compliance Designee. Approval will be valid only for the remainder of the business day for which the approval was given. If an Access Person is unable to complete the trade before the end of the business day, he/she will need to obtain approval on the next day that he or she wishes to make the purchase or sale;

2.

Purchase any Covered Security that is being purchased or sold pursuant to a trading program[3] or significant cash movement[4] until five (5) business days after all purchases or sales have been completed;

3.	Sell any Covered Security that is being purchased or sold pursuant to a trading program or significant cash movement until five (5) business days after all purchases or sales have been completed;

4.	Purchase or sell any Covered Security that the Firm is purchasing or selling for Client Accounts (other than as a result of a trading program or significant cash movement) until five (5) business days after all orders have been completed;

[3]

“Trading program” means the purchase or sale of a security across the majority of existing Client Accounts managed in a particular investment style. In addition, Institutional Accounts, Private Client Group Accounts and Wrap Accounts shall each be considered a different investment style for the purpose of defining a “trading program.” A trading program does include purchases or sales of securities for new Client Accounts or as a result of additions to, or withdrawals from, one or more Client Accounts.

[4]	“Significant cash movement” size is determined at the discretion of the Chief Compliance Officer.

5.	Purchase or sell any Covered Securities on the “Watch List” even if the Firm holds the security for Client Accounts. The Compliance Designee may, however, ask the appropriate analyst and portfolio manager if he or she has plans to trade the security for existing client accounts or new accounts that may be funding within five (5) business days. If there are no plans for imminent action, it will be documented on the pre-clearance request and the trade may be approved;

6.	Sell short any Covered Security;

7.	Sell any Covered Security until thirty (30) days after it was purchased using the last-in-first-out (LIFO) method. The LIFO method assumes the newest shares will be sold first. For 401(k) plans, the date of a change to the contribution allocation is the start of the 30-day holding period. Subsequent automatic contributions (triggered by payroll deductions) are excluded from the 30-day holding period;

8.	Purchase any security in an initial public offering (“IPO”) unless: (a) the reason the Access Person-Related Account has access to the IPO is not related to the Access Person’s position with the Firm; and (b) the CCO has approved the transaction and provided a written justification for his approval;

9.	Purchase any security in an initial secondary offering unless: (a) the reason the Access Person-Related Account has access to the secondary offering is not related to the Access Person’s position with the Firm; and (b) the CCO has approved the transaction and provided a written justification for his approval;

10.	Purchase or sell any security in a block trade in which Client Accounts participate;

11.	Purchase or sell any security in a private placement unless:

i.	The security is an option to purchase an interest in the Firm;

ii.	The security is an interest in a pooled investment vehicle for which the Firm acts as investment adviser and which invests only in publicly traded securities; or

iii.	The CCO has approved the private placement transaction and provided a written justification for his approval including a written explanation of why the private placement transaction is not appropriate for any Client Account or the Firm’s 401(k) plan.

IV.1.4 The Watch List

The Watch List is comprised of securities the Firm is closely observing and anticipating imminent action in on behalf of client accounts and, therefore, securities in which Access Persons are generally prohibited from trading.

Construction Procedures:

•	The CCO designates a Watch List control person (“Control Person”) responsible for creating the semimonthly Watch List;

•

The Control Person circulates the previous Watch List to all portfolio managers and analysts asking them to (a) add the name of each security for which he or she is preparing a formal recommendation; and (b) delete all securities for which investment consideration has been indefinitely suspended or terminated for any reason whatsoever; and

•	The Control Person updates the Watch List accordingly and makes it available to all Access Persons.

Special Situations

At any time it is concluded (outside of a regularly scheduled portfolio management team meeting) that the Firm will engage in transactions in a particular security for Client Accounts, a member of the portfolio management team will instruct the Control Person to add such security to the Watch List. Such security will remain on the Watch List until trading in such security has been completed for Client Accounts.

IV.1.5 The Restricted List

The CCO shall provide the Control Person with a list (the “Restricted List”) containing the names of issuers:

a.	For which an officer of the Firm (or that officer’s family member) serves as an officer or director, or issuers in which any officer of the Firm (or that officer’s family member) owns greater than a 4.9% interest; or

b.	That Supervised Persons may have insider information.

This list will not change unless the Control Person receives written notification from the CCO. All Supervised Persons are responsible for informing the CCO or his Compliance Designee of issuers that should be included on the Restricted List.

No Supervised Person shall purchase or sell, directly or indirectly, any Covered Security on the Restricted List in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership without the prior written approval of the CCO.

V. Reporting Requirements

Each Access Person shall instruct each broker, dealer and/or bank to supply the compliance department with duplicate copies of all Covered Securities trade confirmations and account statements for Access Person-Related Accounts and Beneficial Ownership Accounts on a timely basis.

The following reports shall be treated confidentially, but are open to inspection by the Firm’s attorneys and the staff of the Securities and Exchange Commission upon request and as required by law.

Initial Holdings Report

Upon commencement of employment or appointment as an Access Person of the Firm, Access Persons are asked to report in writing (1) all personal security holdings held in Access Person-Related Accounts and Beneficial Ownership Accounts that contain Covered Securities, and (2) the account registrations, account numbers, and names of each broker, dealer and/or bank where the accounts are maintained. New Access Persons will be given ten days to sell any Covered Securities they wish to sell as a result of a review of this Personal Securities Transactions Policy. The Initial Holdings Report is due no later than 10 days from the Access Person’s first day of employment or appointment. See Exhibit B for a copy of this report.

Quarterly Transactions Report

On a quarterly basis, Access Persons shall report in writing (1) all personal security transactions that occurred in Access Person-Related Accounts and Beneficial Ownership Accounts involving Covered Securities; and (2) the account registrations, account numbers, and names of each broker, dealer and/or bank where the transactions occurred; and (3) identify new Access Person-Related Accounts and Beneficial Ownership Accounts that contain Covered Securities opened during the quarter. The compliance department shall review trade confirmations and account statement activity to satisfy items (1) one and (2) two of this requirement.

Even if an Access Person did not execute Covered Securities transactions or own Access-Person Related Accounts or Beneficial Ownership Accounts for the quarter, he or she must complete the report. Quarterly reports must be submitted to the Compliance Designee no later than 10 days after the end of each calendar quarter. If that day is not a business day, then the quarterly report shall be submitted no later than the first business day thereafter. See Exhibit C for a sample report.

Annual Holdings Report

Within thirty days of the adoption of this revised Code, Access Persons shall report in writing (1) all personal security holdings held in Access Person-Related Accounts and Beneficial Ownership Accounts that contain Covered Securities; (2) the account registrations, account numbers, and names of each broker, dealer and/or bank where the accounts are maintained; and (3) identify new Access Person-Related Accounts and Beneficial Ownership Accounts that contain Covered Securities opened during the quarter. The compliance department shall review account statements to satisfy items (1) one and (2) two of this requirement. See Exhibit D for a sample of this report.

Initial Certification of Compliance

Upon commencement of employment or appointment as a Supervised Person of the Firm, each Supervised Person shall certify that he or she:

1.	Has received, read, and understands the revised Code;

2.	Recognizes he or she is subject thereto;

3.	Has reported all direct and indirect political contributions;

4.	Has reported all outside business activities and positions with charitable, non-charitable, public and private organizations for which he or she works, including any board of directors or trustees on which he or she serves, with or without direct or indirect compensation.

In addition, as an Access Person of the Firm each Access Person shall certify that he or she:

5.	Has reported all personal securities transactions required pursuant to the Code;

6.	Has reported all Access Person-Related Accounts and Beneficial Owner Account registrations, account numbers, and the names of each broker, dealer and/or bank in which Covered Securities are maintained;

7.	Has reported all personal securities holdings required pursuant to the Code; and

8.	Has no knowledge of the existence of any personal conflicts of interest which may involve Client Accounts.

The Initial Certification of Compliance is due no later than 10 days from the Supervised Person’s first day of employment or appointment as a Supervised Person. The Initial Certification of Compliance is included as Exhibit E hereto.

Annual Certification of Compliance

Within thirty days of the adoption of the revised Code, each Supervised Person shall certify to all of the items identified in the Initial Certification of Compliance (provided above). The Annual Certification of Compliance is included as Exhibit F hereto.

V.1 Reporting Violations

If a Supervised Person becomes aware of any violations of the Code, he or she shall promptly report the violation to the CCO or his Compliance Designee.

V.2 Review of Reports and Pre-Clearance Forms

The CCO or his Compliance Designee shall be responsible for promptly reviewing all pre-clearance forms, the items identified in Section V, as well as any other documents deemed necessary to ensure compliance with this Code. On a quarterly basis, the CCO or his Compliance Designee shall report to the Executive Oversight Committee all material violations and sanctions imposed in response to those violations that occurred during the previous quarter pursuant to the Code. The CCO or his Compliance Designee shall prepare a written report to the governing board of any investment company for which the Firm acts as adviser or sub-adviser (or as otherwise directed by the governing board’s representative) that shall include information about any material violations and sanctions imposed in response to those violations that occurred during the prior calendar year or other reporting period requested by the investment company. If appropriate, the CCO shall certify to the governing board of any investment company for which the Firm acts as adviser or sub-adviser that the Firm has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code.

V.3 Sanctions

The sanctions for violations of the Code may include, but are not limited to, any or all of the following: (1) a letter of censure, (2) a fine, (3) temporary or permanent suspension of trading for any Access Person-Related Accounts or Beneficial Ownership Accounts, (4) temporary suspension of employment, (5) termination of employment, (6) disgorgement of any ill-gotten profits or avoidance of losses, and/or (7) any other sanction deemed appropriate by the Firm’s CCO and Executive Oversight Committee.

V.4 Retention of Records

This Code, and any subsequent amendments, shall be maintained by the Firm as a part of its books and records.

VI. Code of Conduct

Rule 204A-1 of the Advisers Act requires the Firm’s Code to set forth standards of business conduct required of all Supervised Persons. The standards require compliance with federal securities laws and must reflect the fiduciary obligations of the Firm and its Supervised Persons.

The Firm’s Code of Conduct is designed to reflect its commitment to ethical conduct as set forth in its statement of general principles in Section II of this Code. It covers a number of topics including, but not limited to, conflicts of interest, gifts and business entertainment, political contributions, board directorships and outside business activities.

VI.1 Conflicts of Interest

The Code is intended to (a) minimize conflicts of interest and even the appearance of conflicts of interest, between the personnel of the Firm and its clients in the securities markets; and (b) ensure that personal securities transactions of the Firm’s Access Persons are made in compliance with applicable securities laws.

The Firm’s general policy is to avoid conflicts of interest whenever possible and, where they unavoidably occur, to resolve them in favor of its clients. When a potential conflict of interest arises, the Firm and its Supervised Persons must recognize that the client has a prior right to the benefits of the Firm’s judgment over the Supervised Person or any members of the Supervised Person’s family whom he or she may advise. Inevitably, this policy places some restriction on freedom of investment for Access Persons and their families.

The Firm’s procedures for dealing with potential conflicts of interest are found in Section IV of this Code covering personal securities transactions as well as other sections that discuss trading, brokerage practices, soft dollars, aggregation and allocation of trades and allocation of limited investment opportunities.

VI.2 Compliance with Legal and Regulatory Requirements

Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

1.	To employ any device, scheme or artifice to defraud any client or prospective client;

2.	To make any untrue statement of material fact or omit to state a material fact necessary to make the statement not misleading;

3.	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon such client;

4.	To engage in any manipulative practice with respect to such client; or

5.	To engage in any manipulative practice with respect to securities including price manipulation.

Supervised Persons must comply with applicable federal securities laws and other federal laws including, but not limited to, the following:

1.	Investment Advisers Act of 1940;

2.	Investment Company Act of 1940;

3.	Gramm-Leach-Bliley Act of 2002 (Title V);

4.	Sarbanes-Oxley Act of 2002;

5.	Securities Act of 1933; and

6.	Securities Exchange Act of 1934.

VI.3 Confidentiality

The Firm requires all Supervised Persons to keep information about clients, both individuals and institutions, in strict confidence, including the client’s identity (unless the client consents), the client’s investment objectives and policies, the client’s securities holdings, and investment strategies implemented on behalf of the client.

The Firm prohibits Supervised Persons from disclosing non-public information concerning clients or securities transactions to Supervised Persons within the Firm or with its affiliates, except as necessary to carry out their responsibilities or for other legitimate business purposes.

VI.4 Insider Trading

The Firm’s policy is that no Supervised Person may engage in what is commonly known as insider trading. Specifically, the Firm prohibits securities trading, either personally or on behalf of others (including client accounts) on the basis of material non-public information and communicating material non-public information to others. Further, the Firm prohibits its Supervised Persons from engaging in rumor mongering, the circulation of rumors, or forwarding unsubstantiated statements that may perpetuate the potential for insider trading. This policy extends to activities within and outside the Firm.

VI.4.1 Definition of Insider Trading

The term insider trading is not defined in federal securities laws, but generally is used to refer to the use of material nonpublic information to trade securities (whether or not one is an insider) and the communication of material non-public information to others. The law concerning insider trading is generally understood to prohibit trading by an insider, while he or she is in possession of material non-public information, trading by a non-insider, while in possession of material, non-public information if the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and communicating material non-public information to others in violation of one’s duty to keep such information confidential.

VI.4.2 Prohibition against Misuse of Material Non-Public Information

SEC Rule 10b-5 makes it unlawful for any person to misuse, either directly or indirectly, any material, non-public information relating to a security. Supervised Persons in possession of material, non-public information relating to a security are prohibited from:

1.	Purchasing or selling such securities for their own accounts or for accounts in which they have a beneficial interest or have the power, directly or indirectly, to make investment decisions;

2.	Issuing research reports, recommendations or comments, which could be construed as recommendations;

3.	Disclosing such information or conclusions based thereon to any person in or outside the Firm; or

4.	Recommending or suggesting that any person engage in transactions in any security while in possession of material, non-public information about that security.

This prohibition also includes short sales, options and margin transactions involving financial instruments that fall within the above prohibitions.

VI.4.3 Who is an Insider?

The definition of an insider is broad. It includes officers, directors and employees of a company. In addition, a person can be a temporary insider if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. Temporary insiders can include a company’s attorney, accountant, consultant, bank lending officer, and the employees of such organizations. In addition, the Firm may become a temporary insider of a company it advises or for which it performs services. According to the United States Supreme Court, before such an outsider may be considered a temporary insider, the company must reasonably expect him or her to keep the disclosed non-public information confidential.

VI.4.4 What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. Information generally is material if there is a substantial likelihood that an investor would consider it important in making an investment decision, or if public dissemination of it is reasonably certain to have a substantial effect on the price of a company’s securities. Such information that is likely to be deemed material includes, but is not limited to, the following:

1.	Dividend increases or decreases;

2.	Earnings estimates or material changes in previously released earnings estimates;

3.	Significant expansion or curtailment of operations;

4.	Significant increase or decline in revenues;

5.	Significant merger or acquisition proposals or agreements, including tender offers;

6.	Significant new products or discoveries;

7.	Extraordinary borrowing;

8.	Major liquidation;

9.	Liquidity problems;

10.	Extraordinary management developments; and

11.	Purchase and sale of substantial assets.

Material Information does not have to relate to a company’s business. For example, in one case, the Supreme Court considered the contents of a newspaper column to be material as the article was expected to affect the market price of the security.5 In that case, a Wall Street Journal reporter was found criminally liable for disclosing the dates that reports on various companies would appear in the Wall Street Journal and whether those reports would be favorable or not. Perhaps more importantly, knowledge of a decision, or impending decision, by the Firm to buy or sell a security for its clients or to recommend a security can constitute material information.

VI.4.5 What is Non-public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact or source to prove that the information is public. For example, information found in a report filed with the U.S. Securities and Exchange Commission or appearing on the Dow Jones wire, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

VI.4.6 Examples of Insider Trading

The definition of insider trading has evolved through case law and administrative proceedings to include:

1.	Buying or selling securities on the basis of material non-public information, including purchasing or selling for an Access Person’s personal account or one which the Access Person has a financial interest, or for the Firm’s inventory account;

2.	Disclosing insider information to inappropriate personnel whether for consideration or not (i.e., tipping). Insider information must only be disseminated on a need to know basis to appropriate personnel; and

3.	Assisting someone who is transacting business on insider information obtained from a third party.

If a question arises as to which Supervised Persons are entitled to the insider information, the CCO should be consulted. If a Supervised Person is uncertain as to whether information is material or non-public, the CCO should be consulted immediately.

VI.4.7 Disciplinary Action and Penalties for Insider Trading

Insider trading violations can result in severe penalties to the Firm, its principals, and the individuals involved. The Firm will not tolerate violations whether inadvertent or intentional.

Violations will result in severe disciplinary action, which may include, but is not limited to, the immediate termination of the Supervised Person.

Penalties for trading on or communicating material non-public information are severe, both for the individuals involved in the trading (or tipping) and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties may include, but are not limited to:

1.	Civil injunctions;

2.	Damages in a civil suit as much as three times the amount of actual damages suffered by other buyers or sellers;

3.	Disgorgement of profits;

4.	Jail sentences;

5.	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;

6.	Prohibition from employment in the securities industry; and

7.	The Firm or any other controlling persons could be assessed fines of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

VI.4.8 Compliance Procedures

These procedures have been developed to assist Supervised Persons in avoiding insider trading. Every Supervised Person must follow these procedures or risk serious sanctions, including, but not limited to, dismissal, substantial personal liability and criminal penalties. The CCO is available to answer any questions about these procedures.

[5]	Carpenter v. U.S., 108 U.S.316 (1987)

Identifying Insider Information

If a Supervised Person thinks he or she may be in possession of insider information, he or she must consider the following questions before placing any personal securities transactions or securities transactions on behalf of the Firm or its clients and before communicating the information to anyone:

1.	Is the information material?

2.	Is this information that an investor would consider important in making his or her investment decisions?

3.	Is it information that would substantially affect the market price of the securities if generally disclosed?

4.	Is the information non-public?

5.	To whom has this information been provided?

6.	Has it been effectively communicated to the marketplace by appearing on the Dow Jones wire or by being published in Reuters, The Wall Street Journal or publications of general circulation?

Resolving Issues Concerning Insider Trading

If, after asking these questions, a Supervised Person believes the information is material and non-public, or if there are any questions as to whether the information is material and non-public, he or she should take the following steps:

1.	Report the matter immediately to the CCO;

2.	Do not purchase or sell securities that could be impacted by the information on behalf of themselves or others including client accounts; and

3.	Do not communicate the information inside or outside the Firm other than to the CCO and the Firm’s attorneys.

After the CCO has reviewed the issue, he will determine if the Supervised Person should continue the prohibitions against trading and communication or be allowed to trade and communicate the information.

Restricting Access to Material Non-public Information

Supervised Persons with access to information identified as material and non-public must ensure that the information is not being communicated to anyone, including persons within the Firm, except as described above. In addition, Supervised Persons should take steps to keep such information secure. For example, files containing material non-public information should be sealed and access to computer files containing material non-public information should be restricted.

Contacts with Public Companies

The Firm’s contacts with public companies represent an important part of its research efforts. The Firm may make investment decisions on the basis of its conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Supervised Person becomes aware of material, non-public information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment as to its further conduct. To protect yourself, your clients and the Firm, you should contact the CCO immediately if you believe that you may have received material, non-public information. Every time a Supervised Person communicates with an official of a public company, the Supervised Person should be sure to identify oneself as being associated with an investment advisory firm.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offer, the target company or anyone acting on behalf of either. Supervised Persons should exercise particular caution any time they become aware of non-public information relating to a tender offer.

The Restricted List

If it is determined that the Firm is in possession of material non-public information about a particular company, the CCO will add the security to the Restricted List, if necessary. Please see Section IV.I.5 for more information regarding the Restricted List.

High Risk Trading Activities

Certain high-risk trading activities, if used by a Supervised Person, are risky not only because of the nature of the securities transactions themselves, but also because of the potential action that may be necessary to close out the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase (“call”) or sell (“put”) securities at certain predetermined prices. Supervised Persons should understand that short sales and trading in derivative instruments involve special risks. Derivative instruments, for example, ordinarily have greater price volatility than the underlying security. The fulfillment of the obligations owed by each employee to the Firm may heighten those risks. For example, if the Firm becomes aware of material, non-public information about the issuer of the underlying securities, Supervised Persons may find themselves “frozen” in a position in a derivative security. Should this occur, the Firm will not bear any losses resulting in an Access Person-Related Account or Beneficial Owner Account due to the implementation of this Policy.

Restriction on Disclosures – Client Transactions

Supervised Persons shall not disclose any non-public information (whether or not it is material) relating to client transactions to any person outside the Firm (unless such disclosure has been authorized by the Firm or the client).

VI.5 Gifts and Business Entertainment

VI.5.1 Policy

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships. The Firm’s Supervised Persons should not engage in any activity, practice or act which conflicts with the best interests of the Firm or its clients. Accepting gifts of more than a nominal value could influence a Supervised Person by impeding his or her independence when making decisions on behalf of the Firm or its clients. Similarly, offering gifts that are of greater than nominal value may put the client in an awkward position and create the sense that the Firm is trying to “buy” their business.

Supervised Persons are encouraged to participate in social activities with those with whom the Firm maintains business relationships so long as they are reasonable and customary types of social activities in a business context. Extravagant business entertainment from or to a client, prospective client, or third party with which the Firm conducts business is strictly prohibited.

In order to avoid potential conflicts involving gifts and business entertainment, the Firm requires all Supervised Persons to adhere to the following specific policies and procedures.

VI.5.2 Procedures

Supervised Persons may not accept or give, either directly or indirectly, gifts or business entertainment with a cumulative value of $250 per person/per year from or to clients, prospective clients, or other persons or entities with which the Firm has or is likely to have a business relationship without the prior written approval of the CCO.

Supervised Persons may provide or accept, directly or indirectly, a business entertainment event if the person or entity providing the business entertainment is present.

A “gift” includes any type of gratuity, favor, service, discount or price concession, loan (except from a relative), fee, compensation, securities, real property, or anything of monetary value. If a Supervised Person receives anything of value, directly or indirectly, that violates this policy, he or she must promptly notify the CCO. Giving or accepting cash in any amount is strictly prohibited. If there is a question regarding the value of a gift, the CCO will make the final determination as to the value.

“Business Entertainment” includes activities such as, but not limited to, dinners, sporting events, and theater tickets.

While pre-clearance of reasonable business entertainment, as defined above, is not required, reporting is mandatory. Any gift or business entertainment above a de minimis value ($10) must be reported to the compliance department within thirty (30) business days. Supervised Persons should utilize the Firm’s Gift and Business Entertainment Form attached as Exhibit I of this Code.

VI.5.3 Other Provisions Regarding Gifts and Business Entertainment

Pre-Clearance

Any gift or business entertainment involving a government employee, elected government official, or labor union representative requires the written pre-approval of the CCO and should be specifically noted in the reporting statement. Supervised Persons should utilize the Firm’s Gift & Business Entertainment Pre-Clearance Form attached as Exhibit J of this Code.

Solicited Gifts

The Firm prohibits Supervised Persons from using their position with the Firm to solicit anything of value from a client, prospective client, or any other person or entity with which the Firm conducts business.

VI.6 Political Contributions

VI.6.1 Policy

The Firm prohibits its Supervised Persons from directly or indirectly making political contributions in order to obtain business (commonly referred to as “pay to play”). The Firm requires that all Supervised Persons strictly comply with its policies and procedures regarding political contributions. Supervised Persons found to be out of compliance are subject to disciplinary action including, but not limited to, termination of employment.

VI.6.2 Pre-Clearance Procedure

All direct and indirect political contributions made by Supervised Persons of the Firm require the written pre-approval of the CCO and one other Authorized Officer of the Firm. Supervised Persons should utilize the Firm’s Political Contribution Pre-Clearance Form attached as Exhibit K of this Code.

VI.6.3 Other Provisions Regarding Political Contributions

Pursuant to Rule 206(4)-5 of the Advisers Act, a registered investment adviser may not provide investment advisory services for compensation to a government entity within two years after a contribution to an official of the government entity is made by the Firm or its covered associates6 if the contribution amount is more than the de minimis exceptions7 provided by the Rule.

The SEC requires registered investment advisers to maintain records of political contributions made by the Firm and its covered associates. The Rule imposes the following record-keeping requirements that investment advisers will need to keep track of:

1.	The adviser’s covered associates;

2.	All government entities that are investors;

3.	All contributions made to an “official of a government entity”;

4.	All contributions made to a political party;

5.	All contributions made to a political action committee (PAC);

6.	The adviser’s government entity clients for the preceding five years;

7.	Government entities that invest in a covered investment pool or have invested in a covered investment pool within the preceding five years; and

6 The Rule defines a covered associate as:

a.	Any general partner, managing member or executive officer, or other individual with a similar status or function;

b.	Any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and

c.	Any political action committee (“PAC”) controlled by the investment adviser or by any person described above.

7 The Rule provides two de minimis exceptions. A covered associate can contribute up to:

a.	$350 per candidate per election if the covered associate can vote for the official; or

b.	$150 if the covered associate is not entitled to vote for the official.

8.	The names and business addresses of each solicitor who refers government clients.

VI.7 Communications with the Public

All communications with clients, prospective clients, the media and others must be fair, balanced and truthful. Communications with the press is not allowed without the prior approval of the CCO.

The Firm’s marketing procedures cover, among other things, specific requirements for pre-approval of marketing materials. For more information, please refer to the Firm’s Compliance Policies and Procedures Manual.

VI.8 Service on a Board

The Firm prohibits its Access Persons from serving on the boards of private or publicly-traded companies except in cases in which such service is consistent with the best interests of the Firm’s clients. In such cases, prior written approval by the CCO is required. The Access Person may be subject to information barriers designed to isolate the Board member from Access Persons within the Firm who cover that particular issuer.

VI.9 Outside Business Activities

The Firm requires its Supervised Persons to obtain written pre-approval of the CCO for all outside business activities and positions with charitable, non-charitable, public and private organizations for which they work, including any board of directors or trustees on which they serve, with or without direct or indirect compensation. If the outside business activities could pose a real or perceived conflict of interest with the Firm’s clients, or interfere with the Supervised Person’s responsibilities to the Firm, the CCO may prohibit such activity. In addition, Supervised Persons may not accept a position as executor of an estate, trustee, or power of attorney without the prior written approval of the CCO unless such position is for a family member. Supervised Persons should utilize the Firm’s Outside Business Activities Pre-Clearance Form attached as Exhibit H of this Code.

Appendices

APPENDIX A

RULE 16a-1(a)(2) OF THE SECURITIES EXCHANGE ACT OF 1934

Other than for purposes of determining whether a person is a beneficial owner of more than ten percent of any class of equity securities registered pursuant to Section 12 of the Act, the term beneficial owner shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

(i)	The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities;

(ii)	The term indirect pecuniary interest in any class of equity securities shall include, but not be limited to:

(A) Securities held by members of a person’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; see also Rule 16a-1(a)(4);

(B) A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. The general partner’s proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership’s most recent financial statements, shall be the greater of:

(1) The general partner’s share of the partnership’s profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership’s portfolio securities; or

(2) The general partner’s share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner;

(C) A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

(1) The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary’s overall performance over a period of one year or more; and

(2) Equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

(D) A person’s right to dividends that are separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

(E) A person’s interest in securities held by a trust, as specified in Rule 16a-8(b);

(F) A person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and

(iii)	A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

EXHIBIT B

CODE OF ETHICS INITIAL HOLDINGS REPORT

To the Compliance Designee:

I.	I hereby acknowledge receipt of a copy of the Code of Ethics (the “Code”).

II.	I have read and understand the Code and recognize that I am subject thereto as an Access Person of the Firm.

III.	I agree that the terms used in this Report shall have the same meaning as they do in the Code.

IV.	Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve Client Accounts, such as any economic relationship between my transactions and Securities held or to be acquired by Client Accounts.

V.	As of the date below, the following are the names of each broker, dealer and/or bank where I, my Access Person-Related Accounts, my Access Person Client Accounts or my Beneficial Ownership Accounts have a Securities account (you may attach a list instead of completing the information on this form):

Title of Account	Name of Broker/Dealer or Bank

VI.	As of the date below, the list below includes all Securities which I, my Access Person-Related Accounts, my Access Person Client Accounts and my Beneficial Ownership Accounts hold (you may attach a list instead of completing the information on this form):

Number of Shares	Name of Account Holder	Relation of Access Person to Account Holder	Name of Security

VII.	The following is a list of all businesses other than the Firm for which I work or from which I receive direct or indirect compensation, including any boards of directors or trustees on which I serve with or without compensation:

Description of Compensation	Name and Address of Business	Description of My Role

Date:

Signature:

Print Name:

EXHIBIT C

QUARTERLY REPORT OF PERSONAL SECURITIES TRANSACTIONS

Transactions reported for the quarter ended:

Rule 204A-1(b)(2) of the Investment Advisors Act requires employees of registered investment advisers to report all personal securities transactions within ten days of the end of every calendar quarter. Access Persons shall report the transactions and any new Securities accounts for all Access Person-Related Accounts, Access Person Client Accounts and Beneficial Ownership Accounts. Access Person-Related accounts include: accounts in the name of the employee, and/or his or her spouse and/or minor children, accounts for which the employee is a trustee or executor, and in which the employee or a member of his or her immediate family has a direct or indirect beneficial interest. Reportable Access Person Client Accounts are client accounts which the employee controls and has a direct or indirect beneficial interest.

The term “securities” (or “Covered Securities” per the Code of Ethics) includes any instrument that is considered a “security” pursuant to the Advisers Act, including stocks, bonds, options, warrants, securities acquired in privately placed offerings, financial commodities, other derivative products and interests in limited partnerships except U.S. Government obligations, money market funds, high quality short-term debt obligations, and open end mutual funds that are not advised or sub-advised by the Firm.

The following lists all transactions in securities in which I had any direct or indirect beneficial ownership during the above referenced quarter, excluding exempt securities and The Roxbury Funds mutual fund transactions in the employee 401(k) plan.

☐	CHECK THE BOX ON LEFT IF NO TRANSACTIONS TOOK PLACE DURING THE ABOVE REFERENCED QUARTER AND SIGN BELOW.

Date of Transaction	Security and Class	No. of Shares	Dollar Amount of Transaction	Nature of Transaction	Price per Share	Broker or Bank

Did you obtain pre-clearance from the Compliance Dept. for each of the above transactions?    ☐  Yes    ☐  No

If pre-clearance was not obtained prior to execution, please indicate reason:

Except as noted on the reverse side of this report, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve a client of the Firm such as the existence of any economic relationship between my transactions and securities held or to be acquired by the Firm’s client.

☐	CHECK THE BOX ON LEFT IF NO NEW COVERED SECURITIES ACCOUNT (AN ACCESS PERSON RELATED ACCOUNT, AN ACCESS PERSON CLIENT ACCOUNT OR A BENEFICIAL OWNERSHIP ACCOUNT) WAS ESTABLISHED DURING THE ABOVE REFERENCED QUARTER.

The following lists the names of each broker, dealer and/or bank where I, my Access Person-Related Accounts, my Access Person Client Accounts and my Beneficial Ownership Accounts established a securities account during the above-referenced quarter (you may attach a list instead of completing the information on this form):

Title of Account	Name of Broker/Dealer or Bank	Date Established

Name	Signature

EXHIBIT D

CODE OF ETHICS ANNUAL HOLDINGS REPORT

To the Compliance Designee:

I.	I agree that the terms used in this Report shall have the same meaning as they do in the Code of Ethics.

II.	As of the date below, the following are the names of each broker, dealer and/or bank where I, my Access Person-Related Accounts, my Access Person Client Accounts and my Beneficial Ownership Accounts have a Covered Securities account (you may attach a list instead of completing the information on this form):

Title of Account	Account #	Name of Broker/Dealer or
Bank

III.	As of the date below, the list below includes all Securities which I, my Access Person-Related Accounts my Access Person Client Accounts and my Beneficial Ownership Accounts hold (you may attach a list instead of completing the information on this form):

Name of Security	Number of Shares	Name of Account Holder	Relation of Employee to Account Holder

Date:

Signature:

Print Name:

EXHIBIT E

INITIAL CERTIFICATION OF COMPLIANCE

To the Board of Managers/Directors:

I hereby acknowledge that I have received, read and understand the following documents and recognize that I am subject thereto as an employee of the Firm. I understand that any changes or exceptions made to the documents require the pre-approval of the department manager and the Chief Compliance Officer:

1.	Code of Ethics;

2.	Compliance Policies & Procedures Manual; and

3.	The Roxbury Mutual Funds Compliance Manual.

I hereby certify that as an employee of the Firm:

4.	I will comply with the requirements of the Code of Ethics;

5.	I will comply with the requirements of the Compliance Policies & Procedures Manual a. I will comply with the Firm’s social networking policy;

6.	I will report to the CCO all legal and disciplinary events;

7.	I will report to the Firm all outside business activities and positions with charitable, non-charitable, public and private organizations for which I work, including any board of directors or trustees on which I serve, with or without direct or indirect compensation;

8.	I will report to the Firm all Covered Securities transactions and holdings required pursuant to the Code of Ethics;

9.	I will report to the Firm the names of each broker, dealer and/or bank where I, my Access Person-Related Accounts, my Access Person Client Accounts and my Beneficial Ownership Accounts have a Covered Securities account and will supply the Firm with duplicate copies of all trade confirmations and account statements required pursuant to the Code of Ethics;

10.	I have no knowledge of the existence of any personal conflict of interest relationships which may involve the Firm’s clients, such as any economic relationship between my transactions and Covered Securities held or to be acquired by the Firm’s clients; and

11.	I will report to the Firm all political contributions pursuant to the Code of Ethics.

Date:

Signature:

Print Name:

EXHIBIT F

ANNUAL CERTIFICATION OF COMPLIANCE

To the Board of Managers/Directors:

I hereby acknowledge that I have received, read and understand the following documents and recognize that I am subject thereto as an employee of the Firm. I understand that any changes or exceptions made to the documents require the pre-approval of the department manager and the Chief Compliance Officer:

1.	Code of Ethics;

2.	Compliance Policies & Procedures Manual; and

3.	The Roxbury Mutual Funds Compliance Manual.

I hereby certify that as an employee of the Firm:

4.	I will comply with the requirements of the Code of Ethics;

5.	I will comply with the requirements of the Compliance Policies & Procedures Manual a. I will comply with the Firm’s social networking policy;

6.	I will report to the CCO all legal and disciplinary events;

7.	I will report to the Firm all outside business activities and positions with charitable, non-charitable, public and private organizations for which I work, including any board of directors or trustees on which I serve, with or without direct or indirect compensation;

8.	I will report to the Firm all Covered Securities transactions and holdings required pursuant to the Code of Ethics;

9.	I will report to the Firm the names of each broker, dealer and/or bank where I, my Access Person-Related Accounts, my Access Person Client Accounts and my Beneficial Ownership Accounts have a Covered Securities account and will supply the Firm with duplicate copies of all trade confirmations and account statements required pursuant to the Code of Ethics;

10.	I have no knowledge of the existence of any personal conflict of interest relationships which may involve the Firm’s clients, such as any economic relationship between my transactions and Covered Securities held or to be acquired by the Firm’s clients; and

11.	I will report to the Firm all political contributions pursuant to the Code of Ethics.

Date:

Signature:

Print Name:

EXHIBIT G

PERSONAL INVESTMENT TRANSACTION PRE-CLEARANCE FORM

The following request is valid through the end of the business day on which approval is granted. Any transaction, or portion thereof, not so completed will require a new approval request. Please forward the original, signed copy of this form to Compliance.

Reminder: Copies of statements and confirmations should be sent to the attention of the

Compliance Department, 6001 Shady Oak Road, Suite 200, Minnetonka, MN 55343

Name:	Date:

Department:

TRANSACTION DATA:

Security:

Ticker Symbol:

(Check one)	☐ Buy	☐ Sell

Have you held this security or economically equivalent security (such as an option to purchase or sell the security, or a bond or other security convertible into the security) for at least 30 days? For 401k plans, the date of a change to the contribution allocation is the start of the 30-day holding period. Subsequent automatic contributions (triggered by payroll deductions) are excluded from the 30-day holding period.

(Check one)	Yes	☐ No

Is this security on the Firm’s Watch List?

(Check one)	Yes	☐ No

(Check one)	Equity:	Fixed:

	☐ Common Stock	☐	Corporate Bond
	☐ ADR	☐	Convertible
	☐ Other	☐	High-yield Bond
☐ Municipal Bond
Mutual Fund:

	☐Roxbury Open-End	☐ Closed-End

I hereby request permission to effect a transaction in the security as indicated above for my account or an Access Person-Related Account. I am familiar with and agree to abide by the requirements set forth in the Code of Ethics and certify that this request is made in compliance with the Code of Ethics.

Signature of person requesting approval:

Compliance Reviewer’s Signature:	Date:

Trade Approved	Trade Denied	Reason:

EXHIBIT H

OUTSIDE BUSINESS ACTIVITIES PRE-CLEARANCE FORM

1.	I understand that all outside business activities and positions with charitable, non-charitable, private or public organizations must be pre-approved by the Chief Compliance Officer.

2.	I understand that Supervised Persons may not accept a position as executor of an estate, trustee, or power of attorney without the prior written approval of the CCO unless such position is for a family member.

3.	The following is a complete list of all businesses activities and positions, other than the Firm, for which I hereby request permission to participate in the role(s) described below:

Description of Compensation:

Name of Business:

Address of Business:

Description of Role:

4.	I understand that any changes or exceptions to the above items must be pre-approved by the Chief Compliance Officer.

5.	I understand that if I am requesting to serve on a board of directors, I may be subject to Information Barriers.

Date:

Print Name:

Employee Signature:

*********************************************************************

Chief Compliance Officer Review Date:

Chief Compliance Officer Signature:

Comments:

EXHIBIT I

GIFT AND BUSINESS ENTERTAINMENT FORM

Date	Recipient’s Name:	Recipient’s Company	Provider’s Name:	Provider’s Company:	Gift or Business Entertainment Item	Value
Date of Gift/Ent.	Name of Person Receiving Gift or Entertainment	Name of Company	Name of Person Providing Gift or Entertainment	Name of Company	Description of Gift/Entertainment	Monetary Value of Gift/Ent.

The gift and/or business entertainment items listed above were to or from a labor union official, government employee or elected government official    YES    NO

For the business entertainment items listed above, the person or entity providing the business entertainment was present    YES    NO

The gift and/or business entertainment items listed above were the result of a referral to the Firm    ☐ YES     ☐ NO

I understand that:

1.	Any gift[8] or business entertainment[9] more than a de minimis value of $10 must be reported to the compliance department within thirty business days;

2.	As a Supervised Person, I may not accept or provide, either directly or indirectly, a gift or business entertainment item with a value more than $250 to or from clients, prospective clients, or other persons or entities with which the Firm has or is likely to have a business relationship without the prior written approval of the Chief Compliance Officer (“CCO”);

3.	I am required to obtain the prior written approval of the CCO prior to providing or receiving a gift or business entertainment item of any value involving an elected government official, a labor union representative or a government employee;

4.	The Firm prohibits Supervised Persons from using their position with the Firm to obtain anything of value from a client, prospective client, or any other person or entity with which the Firm conducts business; and

5.	Giving or accepting cash in any amount is strictly prohibited.

Supervised Person’s Name	Supervised Person’s Signature	Date

COMPLIANCE APPROVAL:

Compliance Reviewer’s Name	Compliance Reviewer’s Signature	Date

[8]

The Firm defines “gift” as any type of gratuity, favor, service, discount or price concession, loan (except from a relative), fee, compensation, securities, real property, or anything of monetary value.

[9]	The Firm defines “entertainment” as activities including but not limited to meals, sporting events and recreational activities.

EXHIBIT J

GIFT AND BUSINESS ENTERTAINMENT PRE-CLEARANCE FORM

To The Attention of the Chief Compliance Officer,

Pursuant to the Firm’s Code of Ethics, I request permission to receive or provide the following gift or business entertainment to an existing client, prospective client, or any person or entity that does business with or on behalf of the Firm:

Date of Gift Receipt:

Recipient:	Recipient’s Company:

Gift Giver:	Gift Giver’s Company:

Description:	Monetary Value:

This gift is to or from a government employee, labor union official, or elected government official    ☐ YES     ☐ NO

This gift is the result of a referral to the Firm    YES    NO

For business entertainment items, will the person or entity providing the business entertainment be present    ☐ YES     ☐ NO

I understand that:

1.

As a Supervised Person, I may not accept or provide, either directly or indirectly, gifts[10] or business entertainment[11] with a value more than $250 to or from clients, prospective clients, or other persons or entities with which the Firm has or is likely to have a business relationship without the prior written approval of the Chief Compliance Officer (“CCO”);

2.	I am required to obtain the prior written approval of the CCO prior to providing or receiving a gift or business entertainment of any value involving an elected government official, a labor union representative or a government employee;

3.	The Firm prohibits Supervised Persons from using their position with the Firm to obtain anything of value from a client, prospective client, or any other person or entity with which the Firm conducts business.

4.	Giving or accepting cash in any amount is strictly prohibited;

5.	Approval is for the specific gift or business entertainment item as described above; and

6.	Prior written approval from the CCO is required for each gift or business entertainment with a value of more than $250 or a gift or business entertainment involving an elected government official, a labor union representative or a government employee.

Supervised Person’s Name	Supervised Person’s Signature	Date

COMPLIANCE APPROVAL:

Chief Compliance Officer’s Signature	Date of Approval

[10]

The Firm defines “gift” as any type of gratuity, favor, service, discount or price concession, loan (except from a relative), fee, compensation, securities, real property, or anything of monetary value.

[11]	The Firm defines “entertainment” as activities including but not limited to meals, sporting events and recreational activities.

EXHIBIT K

POLITICAL CONTRIBUTION PRE-CLEARANCE FORM

To The Attention of the Chief Compliance Officer,

Pursuant to the Firm’s Code of Ethics, I request permission to make a political contribution to the following recipient as of the date I have indicated below:

Date of Political Contribution:

Official/Recipient:

Official/Recipient’s Address:

Official/ Recipient’s Tax ID Number:

Contribution Amount:

Are you able to vote for the Official/Recipient?

I understand that:

1.	The Firm prohibits its Supervised Persons from directly or indirectly making political contributions in order to obtain business (commonly referred to as “pay to play”); and

2.	The Firm may not provide investment advisory services for compensation to a government entity within two years after a contribution to an official of the government entity is made by the Firm or its covered associates if the contribution is more than the de minimis exceptions defined by Rule 206(4)-5 of the Investment Advisers Act of 1940.

Date:

Print Name:

Employee Signature:

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Chief Compliance Officer Review Date:

Chief Compliance Officer Signature:

Authorized Officer Signature:

Comments: